UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2007

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2007, P. H. Glatfelter Company reported that its wholly-owned subsidiary, Glatfelter Pulp Wood Company, (together with P. H. Glatfelter, "the Company") entered into a definitive agreement (the "Agreement") to sell timberlands to Glawson Investments Corp. ("Glawson"), a Georgia corporation, and GIC Investments LLC, a Delaware limited liability company owned by Glawson (the "Buyer"). Significant terms of the Agreement include the following:

a) timberland sold - approximately 26,000 acres;
b) purchase price - approximately $43.1 million, subject to certain adjustments;
c) consideration received - LIBOR-based interest bearing, 20-year installment note payable at maturity; and
d) note will be fully secured by an irrevocable letter of credit.

The Agreement is expected to close in the fourth quarter of 2007 and is subject to customary conditions. Upon closing, the Company expects to record a pre-tax gain approximating $38 million. The amount of gain that will be recognized by the Company upon consummation of the Agreement will depend upon (1) the final amount of proceeds received and costs incurred by the Company and (2) the portion, if any, of the gain that will be required to be deferred under applicable accounting standards.

In connection with the Agreement, at closing thereunder, the Company and Glawson will enter into a 10-year Stumpage Agreement, pursuant to which the Company agrees to purchase and Glawson committs to sell an annual amount of standing timber approximating 73,860 tons per annum for the first 5 years and 55,755 tons per annum for the next five years thereafter. The price paid will be based on market rates for comparable timber and will be reset every six months. The agreement may be terminated by mutual consent or by the Company upon providing six months notice to Glawson. In the event Glawson elects to terminate the agreement, a termination fee would be due to the Company in an amount equal to 35% of the timber value not supplied pursuant to the agreement.

The Company believes the terms and conditions of the Agreement provide it an opportunity to enter into a financing arrangment pursuant to which it could borrow an amount equal to a percentage, expected to be up to 90 percent, of the face amount of the installment note, with the installment note pledged as collateral for such borrowings.

Item 7.01 Regulation FD Disclosure.

Early in 2006, the Company announced its strategy to sell approximately 40,000 acres of timberland. Since that initial announcement, the Company has revised and expanded its strategy and now expects to sell substantially all of its remaining timberlands, or 38,500 acres, over the next three-to-four years. Since 2006 when it first announced its strategy, the Company has sold, or has contracts pending to sell, approximately 42,700 acres of timberland for an aggregate price of $105.6 million, inclusive of the Agreement discussed in Item 1.01 above.

In addition, the Company reported that its total cost of fiber will increase by approximately $0.06 per share to $0.10 per share per annum as a result of selling it timberland. The increased cost will begin to be incurred in 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

August 13, 2007	By:	David C. Elder

Name: David C. Elder
Title: Corporate Controller and Chief Accounting Officer